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                               EXHIBIT 4.20


                         REA Project Designation:

                         SOUTH DAKOTA 515-D IRENE



                                 AMENDMENT

                         Dated as of March 8, 1961

                                    to

                                 TELEPHONE
                               LOAN CONTRACT

                Dated as of September 5, 1952, as amended,

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA












                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION



No.    2






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               AGREEMENT, made as of March 8, 1961, pursuant to the
          Rural Electrification Act of 1936, as amended (7 U.S.C. 901 ET SEQ.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952, and two certain agreements, dated, respectively, as of August 11, 1955, and as of October 9, 1958, amending said telephone loan contract (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $210,000, and in certain other respects; and

          WHEREAS, the parties also desire, in order to avoid possible misinterpretation, to confirm their original intention that interest payable on all notes executed pursuant to the Loan Contract, as amended from time to time, shall be at the rate of two (2) per centum per annum, the rate presently provided for under the Rural Electrification Act of 1936, as amended;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1. AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $2,140,000, which, together with the sum of $80,465 (hereinafter called the "equity funds"), to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 3,783 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, McCook, Turner and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. The second sentence of section 1.2 of article I of the Loan Contract is amended to read as follows:

               The Notes shall bear interest at the rate of two (2) per centum per annum, and shall otherwise be in form and substance satisfactory to the Administrator.

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          SEC. 3.  Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.10. ADDITIONAL PREREQUISITES TO CERTAIN ADVANCES. The Government shall be under no obligation to advance any of the $210,000 (hereinafter called the "D loan"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of March 8, 1961, until the Borrower in addition to complying with all other prerequisites of this agreement to the advance of loan funds, shall have submitted evidence, satisfactory to the Administrator, in respect of the D loan, showing that it has:

          (1) obtained all authorizations, certificates, permits and approvals from regulatory bodies, as may be required by law;

          (2) duly executed, recorded, filed and indexed a supplemental mortgage, in form and substance satisfactory to the Administrator; and

          (3) obtained a commitment covering any extended area service to be provided for or by, connecting or other companies.

          SEC. 4. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                             President
(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary






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                              UNITED STATES OF AMERICA

                              by  /s/ Richard A. Dell

                                   Acting Administrator
                                             of
                              Rural Electrification Administration











































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